Exhibit 5.1

Sierchio Law, LLP

430 Park Avenue Suite 702 New York New York 10022 Telephone: 212-246-3030	29 Reed Road Valatie New York 12184 Telephone: (518) 392-4980

Please Reply to Joseph Sierchio

Email: joseph@sierchiolaw.com

Cell: (212) 300-6356

April 28, 2026

SolarWindow Technologies, Inc. 9375 E Shea Blvd.

Suite 107B

Scottsdale, Arizona 85260

C/O: President and Chief Executive Officer

Re: SolarWindow Technologies, Inc.-- Registration Statement on Form S-1 No. 333-290798

Gentlemen:

We have acted as counsel to SolarWindow Technologies, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement (No. 333-290798) as amended by a pre-effective amendment to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about April 28, 2026 (and as so amended, the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of the proposed offer and resale by the selling stockholders named in the Registration Statement of up to 25,161,292 shares (the “Resale Shares”) of the Company’s common stock, par value $0.001 per share, acquired or which may be acquired pursuant to the terms and conditions of those certain subscription agreements (collectively, the “Subscription Agreements”) between the Company and each of the Selling Stockholders. The Resale Shares consist of 12,580,646 issued and outstanding shares of Common Stock and 12,580,646 shares of Common Stock issuable upon exercise of outstanding warrants.

The term “Resale Shares” shall include any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5)

of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Resale Shares.

As such counsel we have reviewed copies of (i) the Registration Statement and the related form of prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act, (ii) the Company’s certificate of incorporation and bylaws, each as currently in effect on the date hereof, (iii), and (iv) the resolutions of the Board of Directors of the Company authorizing the issuance of the Resale Shares and warrants to the Selling Stockholders in accordance with the terms of the Subscription Agreements and the filing of the Registration Statement.

We have also reviewed other documents and made other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied with your consent upon statements, representations and certificates of officers or representatives of the Company, public officials and others. We have not independently verified the facts so relied on.

Sierchio Law, LLP
SolarWindow Technologies, Inc. April 28, 2026 Re: Legal Opinion-Pre-Effective Amendment (333-290798) Page 2 of 2

In rendering the opinions contained herein, we have assumed the genuineness of all signatures on all documents examined by us, the legal capacity of all natural persons signing such documents, the due authority of all parties, other than the Company, signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

In addition, we have assumed that: (a) the Registration Statement and any amendments (including any necessary post-effective amendments) becomes and remains effective, and the prospectus which is a part of the Registration Statement, and the prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Act, throughout all periods relevant to the opinion, (b) the Resale Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto, (c) all offers and sales of the Resale Shares will be made in compliance with the securities laws of the states having jurisdiction thereof, and (d) as of the date of this opinion no Resale Shares have been sold pursuant to the prospectus delivery requirements of the Act or otherwise.

This opinion is limited to matters governed by Chapter 78 of the Nevada Revised Statutes as now in effect and the laws of the State of New York (excluding the securities laws of the State of New York). We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Resale Shares will, when sold in the manner described in the Registration Statement, be legally issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by people entitled to rely upon it pursuant to the applicable provisions of the Act.

We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the reference to this firm’s name in the statement of additional information being filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is rendered on and speaks only as of the date of this letter first written above, is based solely on our understanding of facts in existence as of such date after the aforementioned reviews and examination, and does not address any potential changes in facts, circumstance or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

Sierchio Law, LLP

Joseph Sierchio, Principal